Exhibit 99.1

FOR IMMEDIATE RELEASE

SurModics, Inc. Reports First Quarter Results
89% Increase in Net Income on a 50% Revenue Gain

EDEN PRAIRIE, Minnesota — January 21, 2004 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification solutions to medical device manufacturers, today reported its financial results for the fiscal first quarter ended December 31, 2003.

     Revenue for the first quarter of fiscal 2004 increased 50% to $12.1 million from $8.0 million in fiscal 2003. Operating income rose 120% to $6.3 million from $2.9 million in the prior-year period. Net income increased 89% to $4.1 million, or $.23 per diluted share, from $2.2 million, or $.12 per share, in the same period last year.

     “We delivered strong growth over the prior year’s quarter,” said Dale Olseth, Chairman and CEO. “We achieved an all-time record level of royalties and license fee revenue. But we do recognize that market analysts had higher expectations for the drug-eluting stent marketplace.”

     “Johnson & Johnson reported yesterday that sales of the CYPHER stent (manufactured by Cordis Corporation, a Johnson & Johnson company) were $550 million worldwide for the quarter ended December 31st. This figure is below the more aggressive estimates some analysts had published. It is important to note, however, that approximately 500,000 patients have received the CYPHER drug-eluting stent to date, a remarkable record. This product remains a significant contributor to SurModics’ results going forward. And we continue to work with Cordis on next-generation stents,” said Olseth.

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SurModics First Quarter 2004 Results

     Additionally, SurModics is optimistic about its prospects beyond drug-eluting stents. The company signed six new license agreements in the first quarter. Olseth continued, “the convergence of drugs and medical devices opens up exciting possibilities in medicine. Near term, SurModics plans to focus in the cardiovascular, ophthalmology, orthopedics and neurology markets, as outlined in our fiscal 2003 annual report.”

     SurModics strengthened its management team during the first quarter as well. As previously announced, Bruce Barclay joined the company as president and chief operating officer. Olseth commented, “Now that we have filled this important slot with such an accomplished health care industry professional, we can accelerate the execution of our strategic and operational plans.”

     SurModics ended the first quarter with a strong balance sheet, with $99.2 million of total assets, $90.2 million of stockholders’ equity and no debt. As of December 31, 2003, the Company had a cash and investment balance of $49.8 million.

Outlook

     SurModics expects strong growth in revenue and earnings on a year-over-year basis in the fiscal second quarter ending March 31, 2004. The Company’s fiscal second-half results will compare against the higher levels achieved in the second half of fiscal 2003, so year-over-year comparisons must be viewed in that light. Furthermore, the uncertainty surrounding when the FDA might grant approval for a competing drug-eluting stent and the resultant competitive dynamics which could impact CYPHER stent

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SurModics First Quarter 2004 Results

sales constrains our ability to project SurModics’ financial performance in the second half of fiscal 2004.

     Olseth said, “We are excited about the opportunities we see. Our strategic plan has highlighted numerous areas with significant growth potential. We plan to aggressively pursue opportunities in our focus markets, and we will strive to expand the depth and breadth of our technology portfolio.”

     SurModics will host a Webcast at 4:00 p.m. CT (5:00 p.m. ET) today to discuss the quarterly results. To access the Webcast, go to the investor relations portion of the Company’s Web site, www.surmodics.com, and click on the Webcast icon. If you do not have access to the Internet and want to listen to an audio replay of the first quarter conference call, dial 800-405-2236 and enter conference call ID # 564438. The audio replay will be available beginning at 6:00 p.m. CT on Wednesday, January 21, until 6:00 p.m. CT on Wednesday, January 28. In addition, the conference call audio will be archived on the Company’s Web site following the call.

About SurModics, Inc.

     SurModics, Inc., a leading provider of surface modification solutions, licenses its patented coating process to medical device manufacturers around the world. A significant portion of SurModics’ revenue is generated through royalties on the sale of coated products. SurModics’ Internet address is www.surmodics.com.

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SurModics First Quarter 2004 Results

       Forward-Looking Statements

Certain statements contained in this report and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered “forward-looking statements” that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “will,” “forecast” and similar words or expressions. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, are forward-looking statements. The Company’s forward-looking statements generally relate to its growth strategy, financial results, product development programs, sales efforts, and the impact of the Cordis agreement. One must carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. The Company undertakes no obligation to update any forward-looking statement.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the Company’s forward-looking statements, such factors include, among others: (i) the trend of consolidation in the medical-device industry, resulting in more significant, complex and long-term contracts than in the past and potentially greater pricing pressures; (ii) frequent intellectual property litigation in the medical-device industry that may directly or indirectly adversely affect our customers’ ability to market their products incorporating SurModics’ technologies; (iii) our ability to protect our own intellectual property; (iv) healthcare reform efforts and reimbursement rates for medical-device products that may adversely affect our customers’ ability to cost-effectively market and sell devices incorporating SurModics’ technologies; (v) the Company’s significant dependence upon Cordis, which causes our financial results and stock price to be subject indirectly to factors affecting Cordis and its Cypher stent program, including among others, the rate of market penetration by Cordis, the timing and impact of market introduction of competing products, product safety or efficacy concerns, and intellectual property litigation generally and specifically the litigation involving Boston Scientific Scimed, Inc. and Cordis currently pending in U.S. District Court for the District of Delaware in which each alleges its patent rights are being infringed by the other’s stent, and each has been denied the preliminary injunction it has requested against the other; (vi) the Company’s ability to attract new licensees and to enter into agreements for additional product applications with existing licensees, the willingness of potential licensees to sign license agreements under the terms offered by the Company, and the Company’s ability to maintain satisfactory relationships with its licensees; (vii) market acceptance of products sold by customers incorporating SurModics’ technologies and the timing of new product introductions by licensees; (viii) market acceptance of products sold by customers’ competitors and the timing and pricing of new product introductions by customers’ competitors; (ix) the difficulties and uncertainties associated with the lengthy and costly new product development and foreign and domestic regulatory approval processes, such as delays, difficulties or failures in achieving acceptable clinical results or obtaining foreign or FDA marketing clearances, which may result in lost market opportunities or postpone or preclude product commercialization by licensees; (x) efficacy or safety concerns with respect to products marketed by SurModics and its licensees, whether scientifically justified or not, that may lead to product recalls, withdrawals or declining sales; (xi) product liability claims not covered by insurance; (xii) the development of new products or technologies by competitors, technological obsolescence and other changes in competitive factors; (xiii) economic and other factors over which the Company has no control, including changes in inflation and consumer confidence; (xiv) acts of God or terrorism which impact the Company’s personnel or facilities; and (xv) other factors described in the “Risk Factors” and other sections of SurModics’ filings with the Securities and Exchange Commission. Many of these factors are outside the control and knowledge of the Company and could result in increased volatility in period-to-period results. Investors are advised not to place undue reliance upon the Company’s forward-looking information and to consult any further disclosures by the Company on this subject in its filings with the Securities and Exchange Commission.

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SurModics First Quarter 2004 Results

SurModics, Inc.
Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	December 31,

	2003	2002

	(Unaudited)
Revenue:
Royalties and license fees	$8,629	$3,880
Product sales	2,600	3,039
Development	858	1,129

Total revenue	12,087	8,048
Operating expenses:
Product	736	587
Research & development	3,146	2,660
Sales & marketing	543	538
General & administrative	1,375	1,408

Total operating expenses	5,800	5,193

Income from operations	6,287	2,855
Investment income	295	623

Income before income taxes	6,582	3,478
Income tax provision	(2,471)	(1,307)

Net income	$4,111	$2,171

Basic net income per share	$0.24	$0.13

Diluted net income per share	$0.23	$0.12

Weighted average shares outstanding
Basic	17,454	17,285
Diluted	17,766	17,815

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SurModics First Quarter 2004 Results

SurModics, Inc.
Condensed Balance Sheets
(In thousands)

	December 31,	September 30,
	2003	2003

	(Unaudited)
Assets
Current assets:
Cash & investments	$9,665	$6,647
Accounts receivable	8,472	9,145
Inventories	854	863

Other current assets	1,096	1,104
Total current assets	20,087	17,759
Property & equipment, net	33,760	33,936
Long-term investments	40,180	39,164
Other assets	5,160	6,949

Total assets	$99,187	$97,808

Liabilities & Stockholders’ Equity
Total current liabilities	$7,354	$10,027
Deferred liabilities	1,612	1,667
Total stockholders’ equity	90,221	86,114

Total liabilities & stockholders’ equity	$99,187	$97,808

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